EXHIBIT 23.1


                                        CONSENT OF COOPERS & LYBRAND L.L.P.


We consent to the incorporation by reference in the registration statements of Tredegar Industries, Inc. on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276 and File No. 33-64647) of our
report dated January 17, 1996 on our audits of the consolidated financial statements of Tredegar Industries, Inc., and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report appears on page 35 of the 1995 Annual Report to Shareholders of Tredegar Industries, Inc.


                                                    /s/ COOPERS & LYBRAND L.L.P.


Richmond, Virginia
March 25, 1996



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